Exhibit 99.1

Unity Bancorp, Inc.

64 Old Highway 22

Clinton, NJ 08809

800 618-BANK

www.unitybank.com

News

For Immediate Release:

November 21, 2024

News Media & Financial Analyst Contact:

George Boyan

EVP and Chief Financial Officer

(908) 713-4565

Unity Bancorp Inc. Declares Cash Dividend

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced that its Board of Directors has declared a cash dividend of $0.13 per common share. Such dividend is payable on December 31, 2024, to shareholders of record as of December 13, 2024.

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with approximately $2.6 billion in assets and $2.0 billion in deposits. Unity Bank, the Company’s wholly owned subsidiary, provides financial services to retail, corporate and small business customers through its robust branch network located in Bergen, Hunterdon, Middlesex, Morris, Ocean, Somerset, Union and Warren Counties in New Jersey and Northampton County in Pennsylvania. For additional information about Unity, visit our website at www.unitybank.com , or call 800-618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements may be identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the Company’s control and could impede its ability to achieve these goals. These factors include those items included in our Annual Report on Form 10-K under the heading “Item IA-Risk Factors” as amended or supplemented by our subsequent filings with the SEC, as well as general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, our ability to manage and reduce the level of our nonperforming assets, results of regulatory exams, the impacts of any health crisis or natural disaster, its employees and customers, among other factors.